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                                                              Exhibit 6

December 1, 2000

First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA  01653

RE: SEPARATE ACCOUNT SPVL OF FIRST ALLMERICA FINANCIAL
    LIFE INSURANCE COMPANY (FILE NOS. 333-45914/811-10133)


Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company of a Pre-Effective Amendment No.1 to the Registration Statement on Form S-6 of its modified single premium variable life insurance policies ("Policies") allocated to the Separate Account SPVL under the Securities Act of 1933. The Prospectus included in the Pre-Effective Amendment No. 1 to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of this Pre-Effective Amendment No. 1 to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix D of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 55 or a person age 65 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement.

                                        Sincerely,

                                        /s/ Paul T. Engeriser

                                        Paul T. Engeriser, F.S.A., M.A.A.A.
                                        Vice President and Actuary